WEALTHFORGE

AMENDMENT TO BROKER-DEALER SERVICES AGREEMENT

WealthForge Securities, LLC and Gratus Capital Properties Fund III, LLC ("Client") enter into to this Amendment to the Broker-Dealer Services Agreement (the "Amendment").

Background

a. On March 25, 2021 the parties entered into a Broker-Dealer Services Order Form and Service Schedule (the "Agreement") with a one year term;
b. The parties unintentionally allowed the Agreement to expire on March 25, 2022 without renewal;
c. The parties have continued to perform under the terms of the March 25, 2021 Agreement from March 26, 2022 to the date of this Amendment;
d. The parties desire to extend the Agreement.

The parties agree as follows:

1. The Agreement is renewed for an additional one (1) year term beginning on the date of the execution of this Amendment.

2. Section 13(a) of the Agreement is deleted and replaced with the following:

   "a. At the end of the Term, unless a party give sixty (60) days written notice of non-renewal, this Service Schedule will automatically renew for consecutive one year renewal periods (each a "Renewal Term")."

3. All remaining provisions of the Agreement remain unchanged and are incorporated into this Amendment.

4. This Amendment may be executed in counterparts, each one of which is considered an original, but all of which constitute one and the same instrument.

Dated: 10/31/2022

WEALTHFORGE SECURITIES, LLC

DocuSigned by:

By: Bill Robbins

Name: Bill Robbins

Its: CEO

GRATUS CAPITAL PROPERTIES FUND III, LLC

DocuSigned by:

By: Robert Barlau

Name: Robert Barlau

Its: Partner

DocuSign

Certificate Of Completion

Envelope Id: 484F40A8057E40CFA571E730A4D93CDF		Status: Completed
Subject: Complete with DocuSign: Gratus MSA Amendment		
Source Envelope:		
Document Pages: 1	Signatures: 2	Envelope Originator:
Certificate Pages: 5	Initials: 0	Alex Pauliukonis
AutoNav: Enabled		3015 W Moore St
EnvelopeId Stamping: Enabled		Suite 102
Time Zone: (UTC-05:00) Eastern Time (US & Canada)		Richmond, VA 23230
		apauliukonis@wealthforge.com
		IP Address: 98.117.85.247

Record Tracking

Status: Original 10/31/2022 1:54:23 PM	Holder: Alex Pauliukonis apauliukonis@wealthforge.com	Location: DocuSign

Signer Events	Signature	Timestamp
Robert Barlau bob@gratusfunds.com Partner Security Level: Email, Account Authentication (None)	DocuSigned by: Robert Barlau 05C303BF5B2546B... Signature Adoption: Pre-selected Style Using IP Address: 63.225.136.42	Sent: 10/31/2022 2:00:10 PM Viewed: 10/31/2022 2:12:11 PM Signed: 10/31/2022 2:12:30 PM
Electronic Record and Signature Disclosure: Accepted: 10/31/2022 2:12:11 PM ID: 551e3369-f5e4-4a38-8834-aad89655bfb8		
Bill Robbins brobbins@wealthforge.com CEO WealthForge Holdings. LLC Security Level: Email, Account Authentication (None)	DocuSigned by: Bill Robbins 70AA831B0DAD41A... Signature Adoption: Pre-selected Style Using IP Address: 173.53.116.106	Sent: 10/31/2022 2:12:31 PM Viewed: 10/31/2022 3:46:30 PM Signed: 10/31/2022 3:46:53 PM
Electronic Record and Signature Disclosure: Not Offered via DocuSign		

In Person Signer Events	Signature	Timestamp

Editor Delivery Events	Status	Timestamp

Agent Delivery Events	Status	Timestamp

Intermediary Delivery Events	Status	Timestamp

Certified Delivery Events	Status	Timestamp

Carbon Copy Events	Status	Timestamp
Donna Arles darles@wealthforge.com Financial Operations Principal WealthForge Security Level: Email, Account Authentication (None)	COPIED	Sent: 10/31/2022 3:46:54 PM
Electronic Record and Signature Disclosure: Not Offered via DocuSign		

Witness Events	Signature	Timestamp

Notary Events	Signature	Timestamp

Envelope Summary Events	Status	Timestamps
Envelope Sent	Hashed/Encrypted	10/31/2022 2:00:10 PM
Certified Delivered	Security Checked	10/31/2022 3:46:30 PM
Signing Complete	Security Checked	10/31/2022 3:46:53 PM
Completed	Security Checked	10/31/2022 3:46:54 PM

Payment Events	Status	Timestamps

Electronic Record and Signature Disclosure

ELECTRONIC RECORD AND SIGNATURE DISCLOSURE From time to time, WealthForge (we, us or Company) may be required by law to provide to you certain written notices or disclosures. Described below are the terms and conditions for providing to you such notices and disclosures electronically through your DocuSign, Inc. (DocuSign) Express user account. Please read the information below carefully and thoroughly, and if you can access this information electronically to your satisfaction and agree to these terms and conditions, please confirm your agreement by clicking the "I agree" button at the bottom of this document. **Getting paper copies** At any time, you may request from us a paper copy of any record provided or made available electronically to you by us. For such copies, as long as you are an authorized user of the DocuSign system you will have the ability to download and print any documents we send to you through your DocuSign user account for a limited period of time (usually 30 days) after such documents are first sent to you. After such time, if you wish for us to send you paper copies of any such documents from our office to you, you will be charged a $ 0.00 per-page fee. You may request delivery of such paper copies from us by following the procedure described below. **Withdrawing your consent** If you decide to receive notices and disclosures from us electronically, you may at any time change your mind and tell us that thereafter you want to receive required notices and disclosures only in paper format. How you must inform us of your decision to receive future notices and disclosure in paper format and withdraw your consent to receive notices and disclosures electronically is described below. **Consequences of changing your mind** If you elect to receive required notices and disclosures only in paper format, it will slow the speed at which we can complete certain steps in transactions with you and delivering services to you because we will need first to send the required notices or disclosures to you in paper format, and then wait until we receive back from you your acknowledgment of your receipt of such paper notices or disclosures. To indicate to us that you are changing your mind, you must withdraw your consent using the DocuSign "Withdraw Consent" form on the signing page of your DocuSign account. This will indicate to us that you have withdrawn your consent to receive required notices and disclosures electronically from us and you will no longer be able to use your DocuSign Express user account to receive required notices and consents electronically from us or to sign electronically documents from us. **All notices and disclosures will be sent to you electronically** Unless you tell us otherwise in accordance with the procedures described herein, we will provide electronically to you through your DocuSign user account all required notices, disclosures, authorizations, acknowledgements, and other documents that are required to be provided or made available to you during the course of our relationship with you. To reduce the chance of you inadvertently not receiving any notice or disclosure, we prefer to provide all of the required notices and disclosures to you by the same method and to the same address that you have given us. Thus, you can receive all the disclosures and notices electronically or in paper format through the paper mail delivery system. If you do not agree with this process, please let us know as described below. Please also see the paragraph immediately above that describes the consequences of your electing not to receive delivery of the notices and disclosures electronically from us. **How to contact WealthForge:**

You may contact us to let us know of your changes as to how we may contact you electronically, to request paper copies of certain information from us, and to withdraw your prior consent to receive notices and disclosures electronically as follows:

To contact us by email send messages to: admin@capitalforge.com

To advise WealthForge of your new e-mail address
To let us know of a change in your e-mail address where we should send notices and disclosures electronically to you, you must send an email message to us at admin@capitalforge.com and in the body of such request you must state: your previous e-mail address, your new e-mail address. We do not require any other information from you to change your email address..
In addition, you must notify DocuSign, Inc to arrange for your new email address to be reflected in your DocuSign account by following the process for changing e-mail in DocuSign.
To request paper copies from WealthForge To request delivery from us of paper copies of the notices and disclosures previously provided by us to you electronically, you must send us an e-mail to admin@capitalforge.com and in the body of such request you must state your e-mail address, full name, US Postal address, and telephone number. We will bill you for any fees at that time, if any. **To withdraw your consent with WealthForge**
To inform us that you no longer want to receive future notices and disclosures in electronic format you may:
i. decline to sign a document from within your DocuSign account, and on the subsequent page, select the check-box indicating you wish to withdraw your consent, or you may;
ii. send us an e-mail to admin@capitalforge.com and in the body of such request you must state your e-mail, full name, IS Postal Address, telephone number, and account number. We do not need any other information from you to withdraw consent.. The consequences of your withdrawing consent for online documents will be that transactions may take a longer time to process..
Required hardware and software

Operating Systems:	WindowsXP or above, Mac OS X, iOS 6 or above, Android 4.0 or above. Pre-release (e.g. beta) versions of operating systems are not supported.
Browsers:	FireFox 13 or above, Chrome 18 or above, Safari 5.1 or above, Internet Explorer 9.0 or above/ Pre-release (e.g. beta) versions of browsers are not supported.
Email:	Access to a valid email account
Enabled Security Settings:	Allow per session cookies Users accessing the internet behind a Proxy Server must enable HTTP 1.1 settings via proxy connection
Other:	Software may be required to view Adobe PDF files.

** These minimum requirements are subject to change. If these requirements change, we will provide you with an email message at the email address we have on file for you at that time providing you with the revised hardware and software requirements, at which time you will have the right to withdraw your consent. **Acknowledging your access and consent to receive materials electronically** To confirm to us that you can access this information electronically, which will be similar to other electronic notices and disclosures that we will provide to you, please verify that you were able to read this electronic disclosure and that you also were able to print on paper or electronically save this page for your future reference and access or that you were able to e-mail this disclosure and consent to an address where you will be able to print on paper or save it for your future reference and access. Further, if you consent to receiving notices

and disclosures exclusively in electronic format on the terms and conditions described above, please let us know by clicking the "I agree" button below. By checking the "I Agree" box, I confirm that:

- I can access and read this Electronic CONSENT TO ELECTRONIC RECEIPT OF ELECTRONIC RECORD AND SIGNATURE DISCLOSURES document; and
- I can print on paper the disclosure or save or send the disclosure to a place where I can print it, for future reference and access; and
- Until or unless I notify WealthForge as described above, I consent to receive from exclusively through electronic means all notices, disclosures, authorizations, acknowledgements, and other documents that are required to be provided or made available to me by WealthForge during the course of my relationship with you.